AGREEMENT

THIS AGREEMENT is made as of this 12th day of December, 2022, by and between Bares Capital Management, Inc. (“Adviser”), and UMB Distribution Services, LLC (“Distributor").

WHEREAS, the Adviser, an investment adviser registered under the Investment Advisers Act of 1940, as amended, is in the process of organizing and registering an open-end management investment company called BCM Focus Fund (the “Trust”), for which the Adviser will serve as investment adviser;

WHEREAS, Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), is a member of the National Association of the Financial Industry Regulatory Authority, Inc. ("FINRA"), and has been asked to serve as the distributor of the Trust; and

WHEREAS, the Adviser desires to have Distributor act as distributor and provide certain other services with respect to such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios as may be agreed upon and included on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds"), and Distributor is willing to serve as distributor of the Funds and provide other services in connection therewith in reliance on and subject to the terms and conditions as specified below.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Services

(a)       Distributor. Distributor has agreed to act as distributor for the Funds pursuant to a Distribution Agreement by and between Distributor and the Trust on behalf of the Funds (the “Distribution Agreement”) in reliance on and subject to the terms and conditions of this Agreement. The Adviser agrees that it will not use, or permit or authorize the use of, any advertising or sales material relating to the Funds unless and until such materials have been approved, filed and authorized for use by Distributor. Except as otherwise approved by Distributor, it is understood that all marketing, advertising and sales materials relating in whole or in part to the Funds will be pre-filed with FINRA and their use will not be authorized until such time as comments of FINRA or other regulators, if any, are addressed to the satisfaction of Distributor.

(b)       Call Management and Fulfillment Services. Distributor has agreed to provide call management and fulfillment services as described in a Call Management and Fulfillment Services Agreement by and between Distributor and the Trust on behalf of the Funds (“Call Management and Fulfillment Services”). Adviser shall provide Distributor from time to time at the earliest practicable date with such details as may reasonably be required concerning media schedules, anticipated call volume and other related information so as to facilitate preparation by Distributor to provide the services thereunder.

(c)       Other. Distributor may in its sole discretion agree to maintain the registration with FINRA of one or more employees of Adviser who will be engaged in the sale of shares of the Funds to the extent registration is required under applicable law. Adviser agrees to cause such employees to operate in all respects in accordance with all applicable laws, rules and regulations, and to cause such employees to act in accordance with such procedures, policies and limitations as Distributor may dictate, and to provide such information and certifications as may be requested by Distributor from time to time. It is understood that such registration is solely at the discretion of Distributor and that Distributor may revoke such registration at any time and for any reason. It is further understood that such employees shall not be entitled to salary or benefits of Distributor, but in all such respects shall be employees only of the Adviser.

2.	Fees and Expenses

(a)       For serving as distributor, Distributor shall receive compensation from the Funds, as provided in the Distribution Agreement. For its Call Management and Fulfillment Services, Distributor shall receive fees from the Funds as provided in the Call Management and Fulfillment Services Agreement. In addition to the foregoing, Distributor shall be reimbursed all of its out-of-pocket expenses as specified in the Distribution Agreement, the Trust’s Distribution Plan and the Call Management and Fulfillment Services Agreement. Where required, Distributor’s fees and expenses are paid pursuant to the Trust’s Distribution plan adopted pursuant to Rule 12b-1 of the Investment Company Act of 1940 (the Distribution Plan”).

(b)       For its registration of employees of Adviser, Distributor shall receive compensation as provided in the Distribution Agreement. Distributor shall also be reimbursed (or, if requested by Distributor, paid in advance), all of Distributor’s out of pocket expenses in connection with the licensing, supervision and training of the licensed employees, including without limitation, registration and licensing fees with FINRA and the states, and travel and related expenses. If an employee is licensed on other than the first or last day of a month the fee for that month will be prorated.

(c)       The Adviser agrees to be responsible for the payment of Distributor’s fees and expenses in providing the services described in Section 1 to the extent such fees and expenses are not paid to Distributor by the Funds. Distributor agrees to first seek payment from the Funds for the foregoing fees and expenses, except as provided in paragraph (b) above. In the event payment is not received in full from a Fund in a timely manner, either because such fees and expenses exceed the amount of compensation and reimbursement of expenses available under the Distribution Plan, or if the Distribution Plan is discontinued, or if the Fund determines proceeds of the Distribution Plan shall not, in whole or in part, be used to pay the Distributor, or for any other reason, Adviser shall pay such fees and expenses to Distributor. It is understood that Distributor shall not be required to finance any activities and that Distributor may, in its discretion, require prepayment of expenses to be incurred thereunder or arrange for the payment by the Adviser directly for any such expenses. It is agreed that if Distribution Plan payments are not sufficient to pay such fees and expenses for any given month, Adviser shall pay Distributor the difference. Payments by Adviser, if any, shall be made within ten business days after the date of an invoice from Distributor in respect of such amount.

3.	Limitation of Liability/Indemnification

Adviser agrees to indemnify, defend and hold harmless Distributor, its affiliates and their past and present directors, members, officers, employees and other representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the Securities Act of 1933, as amended (“Distributor Affiliates”), to the extent not indemnified by the Trust, from and against any and all losses, claims, demands, liabilities, damages, charges, payments, costs and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages, charges, payments, costs or expenses and any counsel fees incurred in connection therewith) of any and every nature (“Losses”) which Distributor or any Distributor Affiliates may sustain or incur or which may be asserted against Distributor or any Distributor Affiliates by any person arising out of or in any way relating to (a) the services described in Section 1 or in connection with the Distribution Agreement or Call Management and Fulfillment Services Agreement, except to the extent the Losses result from Distributor’s willful misfeasance, bad faith or negligence, (b) the activities of the licensed employees of Adviser, and (c) the actions or omissions of Distributor when acting in accordance with the instructions of officers or representatives of the Adviser.

4.	Term

This Agreement will be effective as of the date hereof and shall continue in effect as long as Distributor provides any of the services described in Section 1, with the exception of Sections 2 and 3 that will indefinitely survive the termination of this Agreement and the agreements described in Section 1. Upon the termination of this Agreement, all expenses incurred and all compensation due shall become immediately payable to Distributor by Adviser to the extent not paid by the Funds. Nothing herein shall limit the ability of the Distributor to terminate providing any of the services described in Section 1 in accordance with the terms of the respective agreements.

5.	Miscellaneous

(a)       Neither this Agreement nor the performance of the services of the respective parties hereunder shall be considered to constitute an exclusive arrangement. Distributor may render such services and any other services to others, including other investment companies and investment advisers.

(b)       This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of law. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(c)       This Agreement constitutes the full and complete understanding and agreement of Distributor and Adviser and supersedes all prior negotiations, understandings and agreements.

(d)       Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt, or by facsimile, as follows: Notice to Distributor shall be sent to UMB Distribution Services, LLC, 235 West Galena Street, Milwaukee, Wisconsin, 53212, Attention: Legal Department, and notice to the Adviser shall be sent to Bares Capital Management, Inc., 12600 Hill Country Boulevard, Suite R 230 Austin, Texas 78738, Attention: James Bradshaw.

(e)       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

UMB DISTRIBUTION SERVICES, LLC

By:	/s/ Scott Schulenburg
Scott Schulenburg
President

BARES CAPITAL MANAGEMENT, INC.

By:	/s/ Brian Bares
Name: Brian Bares
Title: Presdient

Schedule A

to the

Agreement

by and between

Bares Capital Management, Inc.

and

UMB Distribution Services, LLC

FUNDS

BCM FOCUS SMALL/MICRO-CAP FUND